UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: August 1, 2012 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2012, the Board of Directors accepted the resignation of Robert B. Castle from his positions of Chief Executive Officer and President.  Mr. Castle retains his position as a member of the Board of Director.

The terms and reasons for Mr. Castle’s resignation are still in discussion.  Management is unaware of any disagreements between Mr. Castle and management relating to the registrant’s operations, policies or practices.  Once matters currently under discussion are resolved, the Company will amend this 8K.

The Company has provided a copy of the disclosures it is making herein to Mr. Castle and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

Effective immediately, the Company has appointed Paul Gramstad as interim CEO and President, to serve until a replacement can be found.  Mr. Gramstad currently serves as the Chief Financial Officer.

There have been no transactions between Mr. Gramstad and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Mr. Gramstad’s business experience:

PAUL R. GRAMSTAD was appointed Chief Financial Officer on July 2, 2009. Since 2005, Mr. Gramstad has worked as a financial consultant and since 2007, has been responsible for the Company’s financial reporting and accounting function and continues in that role as their contract CFO.  Prior to that, Mr. Gramstad owned and operated a tax business, and held a number of senior level financial positions in the accounting and finance area.  Mr. Gramstad is a 1983 graduate of Gustavus Adolphus College and a Certified Public Accountant.

SIGNATURES

Dated: August 6, 2012	DIGITALTOWN, INC By: /s/ Richard Pomije___________ Richard Pomije, Chairman